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                                                                  Exhibit 99.1

News Release

Contact Information

Kristyn Hutzell (Investors)                             Kristy Needham
TF/Carson                                               Alan Weinkrantz & Co.
415-617-2543                                            210-820-3070 x102
khutzell@carsongroup.com                                kristyn@weinkrantz.com


Betty Watkins (Media)                                   Liat Hod
Zoran Corporation                                       Nogatech, Inc.
408-919-4273                                            408-562-6200
bettyw@zoran.com                                        lhod@nogatech.com


ZORAN CORPORATION AND NOGATECH, INC. ANNOUNCE SUCCESSFUL COMPLETION OF MERGER


Santa Clara, Calif. - October 25, 2000 - Zoran Corporation (Nasdaq: ZRAN), and Nogatech, Inc. (Nasdaq: NGTC), announced the successful completion of the merger of Nogatech Inc. as a wholly-owned subsidiary of Zoran Corporation.

ABOUT NOGATECH

Nogatech, Inc. provides chips that compress digital video images and establish connections, or video connectivity, between video devices and computers, as well as between video devices across a variety of networks. Nogatech's products enable real-time transmission of video, audio and data signals into personal computers and handheld personal computing devices known as personal digital assistants. Nogatech also supports its customers by providing complete reference design kits and software drivers. This includes multiple platform support for PC, Windows CE, and Macintosh computer systems and applications. With headquarters in Santa Clara, California, Nogatech also maintains a research and development facility outside of Tel Aviv, Israel. Additional information is available on the World Wide Web at www.nogatech.com.

ABOUT ZORAN CORPORATION

Zoran Corporation, based in Santa Clara, California, is a leading provider of digital solutions-on-a-chip for applications in the growing multimedia and Internet consumer markets. With almost two decades of expertise developing and delivering digital compression technologies, Zoran has pioneered high-performance processing into various audio, video, and imaging technologies. Zoran's proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran is a leading supplier in the rapidly expanding DVD and digital camera markets and in related digital audio and video applications. With headquarters in the U.S. and operations in Canada, China, Israel, Japan, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-919-4111.

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